Exhibit 10.2

PURCHASE AGREEMENT

by and between

TEEKAY HOLDINGS LIMITED,

and

BROOKFIELD TK TOGP L.P.

Dated as of July 26, 2017

2

PURCHASE AGREEMENT, dated as of July 26, 2017 (this “Agreement”), between Teekay Holdings Limited, a Bermuda corporation (the “Seller”), and Brookfield TK TOGP L.P., a Bermuda limited partnership (the “Investor”).

WHEREAS, the Seller desires to sell, assign and deliver to the Investor, and the Investor desires to purchase and acquire from the Seller, pursuant to the terms and subject to the conditions set forth in this Agreement, an aggregate of 49% of the outstanding limited liability company interests in Teekay Offshore GP L.L.C., a Republic of The Marshall Islands limited liability company (the “Company”);

WHEREAS, substantially concurrently therewith, the Seller and the Investor desire to consummate the other Transactions (as defined herein) on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

ARTICLE I

Definitions

SECTION 1.01    Definitions. (a) As used in this Agreement (including the recitals hereto), the following terms shall have the following meanings:

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such specified Person; provided, that (i) the Company and its Subsidiaries shall not be deemed to be Affiliates of the Investor or any of its Affiliates, (ii) the Parent and its Subsidiaries shall not be deemed to be Affiliates of the Investor or any of its Affiliates, and (iii) portfolio companies in which the Investor or any of its Affiliates has an investment (whether as debt or equity) shall not be deemed an Affiliate of the Investor or the Investor’s Affiliates. For the purposes of this definition, “control”, when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling,” “controlled,” “controlled by” and “under common control with” have meanings correlative to the foregoing.

“Amended and Restated GP LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of the Company in the form attached as Exhibit A to the LP Investment Agreement.

“Brookfield Investors” means the Investor and the Brookfield LP Investor.

“Brookfield LP Investor” means Brookfield TK TOLP L.P., a Bermuda limited partnership.

“Business Day” means any day except a Saturday, a Sunday or other day on which the SEC or banking institutions in New York, New York or Vancouver, Canada are authorized or required by law, regulation or executive order to be closed.

“Certificate of Formation” means the Certificate of Formation of the Company, dated as of August 25, 2006.

“Common Units” means the Common Units as defined in the LP Agreement.

“Company Organizational Documents” means the Certificate of Formation and the LLC Agreement.

“Confidentiality Agreement” means the confidentiality agreement between the Parent and an affiliate of the Investor, dated as of January 6, 2017, as amended or modified as of the date hereof.

“Data Room” means the electronic Sharepoint data site containing documents and materials relating to the Company as constituted as of the date hereof.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

“Fraud” means, with respect to any Person, any statement made by or on behalf of such Person by any individual which had actual knowledge (as opposed to imputed or constructive knowledge) that such statements were false when made, and were made with the reasonable expectation that the other party may rely thereon to its detriment.

“Fundamental Representations” means the representations and warranties of the Seller set forth in Section 3.01(a) (Organization; Standing), Section 3.02(a), Section 3.02(b) (other than the last sentence thereof) (Capitalization), Section 3.03(a) (Authority), Section 3.07 (Sale of Securities), Section 3.08 (No Broker) and Section 3.10 (No Rights Agreement).

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Governmental Entity” means any (i) federal, state or local, domestic or foreign governmental or regulatory (including any stock exchange) authority, agency, court, commission or other entity or self-regulatory organization or (ii) arbitral body (public or private).

“Guarantee” means any guarantee, letter of credit, surety bond (including any performance bond), credit support agreement or other assurance of payment.

“Indebtedness” means, with respect to any Person, without duplication, the principal of, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other Liabilities in respect of (i) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind to such Person (other than extensions of trade credit to customers of such Person and its Subsidiaries in the ordinary course of business), (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person which are, or would be required under GAAP to be, recorded on the balance sheet of such Person with respect to a lease, (iv) all obligations of such Person pursuant to securitization or factoring programs or arrangements, (v) all Guarantees and arrangements having the economic effect of a Guarantee of such Person of any Indebtedness of any other Person, (vi) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the obligations or property of others, (vii) net cash payment obligations of such Person under swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated on the date of determination), (viii) letters of credit, bank guarantees, and other similar contractual obligations entered into by or on behalf of such Person, (ix) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities), (x) all sale, change in control, retention, success or similar bonuses, severance or other payments to any Person in connection with or upon the consummation of the transactions contemplated hereby (including, without limitation, the employer’s share of payroll taxes attributable to any such payments) and (xi) all obligations of the type referred to in the foregoing clauses secured by any Lien on any property or asset.

“Judgment” means any judgment, injunction, order or decree of any Governmental Entity.

“Knowledge” means, with respect to the Company, the actual knowledge as of the date hereof of the individuals listed on Section 1.01(a) of the Company Disclosure Letter delivered in connection with the LP Investment Agreement after due inquiry of the direct reports of such individual.

“Laws” means all foreign, state, federal and local laws, statutes, common laws, ordinances, acts, codes, rules, regulations, orders, executive orders, judgments, injunctions, rulings, penalties, fines, writs, decrees, governmental guidelines or interpretations having the force of law, permits and determinations of Governmental Entities.

“Liabilities” means, collectively, all obligations, liabilities and commitments of any nature, whether known or unknown, express or implied, primary or secondary, direct or indirect, liquidated, absolute, accrued, contingent or otherwise and whether due or to become due.

“Liens” means any pledges, liens, charges, mortgages, encumbrances or security interests of any kind or nature.

“Limited Partnership” means Teekay Offshore Partners, L.P., a Republic of the Marshall Islands limited partnership.

“LLC Agreement” means the amended and restated limited liability company agreement of the Company, as amended through the date hereof.

“LLC Interests” means the Company’s limited liability company interests.

“LP Agreement” means the Limited Partnership’s Fifth Amended and Restated Agreement of Limited Partnership, dated as of June 29, 2016.

“LP Investment Agreement” means the Investment Agreement between Brookfield TK TOLP L.P., a Bermuda limited partnership, and the Limited Partnership dated the date hereof.

“Material Adverse Effect” means any circumstance, development, effect, change, event, occurrence or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (1) the business, results of operations, assets, Liabilities, financial condition or prospects of the Company and its Subsidiaries taken as a whole; provided, however, that none of the following, and no effect, change, event or occurrence arising out of, or resulting from, the following, shall constitute or be taken into account, individually or in the aggregate, in determining whether a Material Adverse Effect has occurred or may occur: any effect, change, event or occurrence that results from or arises in connection with (A) changes in or conditions generally affecting the industry in which the Company and its Subsidiaries operate, (B) general economic or regulatory, legislative or political conditions or securities, credit, financial or other capital markets conditions in any jurisdiction, (C) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war (whether or not declared), sabotage, terrorism or man-made disaster, or any escalation or worsening of any of the foregoing, (D) natural disaster or (E) any change in applicable Law or GAAP (or authoritative interpretation thereof), including accounting and financial reporting pronouncements by the SEC and the Financial Accounting Standards Board; (F) any failure of the Limited Partnership or any of its Subsidiaries to meet any external or published budgets, projections or forecasts of financial performance for any period, (G) a decline in the price of the Limited Partnership’s Common Units, a change in the trading volume of the Limited Partnership’s Common Units on the NYSE or any change in the Limited Partnership’s credit ratings; provided that the exceptions in (F) and (G) shall not prevent or otherwise affect a determination that any circumstance, development, effect, change, event, occurrence or state of facts underlying such failure, decline or change (if not otherwise falling within any of the exclusions pursuant to the other clauses of the definition) has resulted in, or contributed to a Material Adverse Effect, (H) the taking of any specific action expressly required by this Agreement or taken with Investor’s written consent or (I) the announcement or pendency (but, for the avoidance of doubt, not the consummation) of the Transactions, provided that the exceptions in clauses (A), (B), (C) and (D) above shall not apply to the extent such circumstance, development, effect, change, event, occurrence or state of facts has a materially disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to other participants in the industry in which the Company and its Subsidiaries operate, or (2) the ability of the Company and its Subsidiaries to timely consummate the Transactions or to perform their respective material obligations under the Related Agreements.

“Parent” means Teekay Corporation, a Republic of The Marshall Islands corporation.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or Governmental Entity or other entity.

“Related Agreements” means the Amendment to Citi Swap Arrangement, Amendment to DnB Swap Arrangement, Amended and Restated GP LLC Agreement, the LP Investment Agreement, the Amended and Restated Promissory Note, the Licensing Agreement, the Master Transition Services Agreement, the Registration Rights Agreement, the Warrant Agreement and any other agreements between or among the Company, the Limited Partnership, the Investor and any of their respective Affiliates entered into to give effect to the Transactions (each as defined in the LP Investment Agreement if not defined herein).

“Related Investment Funds” means (a) any current or potential investment funds, co-investment funds, successor investment funds and other investment vehicles and managed accounts under direct or indirect common management, governance or control and other similar investment management relationships with, the Brookfield Investors or their respective Affiliates and (b) current or potential limited partners or members of each Person described in clause (a).

“Representatives” means, with respect to any Person, the directors, officers, employees, investment bankers, financial advisors, attorneys, accountants or other advisors, agents or representatives of such Person.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder.

“Subsidiary” means, with respect to any Person, another Person, an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, more than 50% of the equity interests of which) is owned directly or indirectly by such first Person.

“Transaction Documents” means this Agreement, the Related Agreements and the Confidentiality Agreement.

“Transaction Litigation” means any Action (as defined herein) made or instituted or, to the Seller’s Knowledge, threatened by, or any written or, to the Knowledge of the Seller, oral demand by, any current or former member (or other holder of any other equity securities) of the Company, or any Affiliate, trustee or beneficiary of any member (or other holder of any other equity securities) of the Company, (i) asserting, seeking to assert, or based upon any alleged breach of fiduciary duty, usurping corporate opportunity or similar breach of care, loyalty or comparable claims by any officer, director, trustee, fiduciary, agent or current or former equityholder of the Company or the Limited Partnership occurring prior to the Closing, whether or not in connection with this Agreement or the Transaction Documents, (ii) challenging this Agreement or the Transaction Documents or the transactions contemplated thereby or seeking to directly or indirectly enjoin, delay or prevent the transactions contemplated by the Transaction Documents or seeking damages in connection with the transactions contemplated by the Transaction Documents, (iii) seeking the election to, or to place a representative on, the Board of Directors of the Company, (iv) seeking the removal of any director from the Board of Directors of the Company or any executive officer of the Company or (v) seeking to control or influence, in any manner, the management or policies of the Company or any of its Subsidiaries or the Board of Directors of the Company.

“Transactions” has the meaning set forth in the LP Investment Agreement.

(b) In addition to the terms defined in Section 1.01(a), the following terms have the meanings assigned thereto in the Sections set forth below:

Term	Section
Action	3.05
Agreement	Preamble
Bankruptcy and Equity Exception	3.03(a)
Closing	2.02(a)
Closing Date	2.02(a)
Company Securities	3.02(b)
Contract	3.03(b)
Investor	Preamble
Non-Recourse Party	7.05
Purchase	2.01
Purchase Price	2.01
Seller	Preamble
Surviving Covenants	7.03
Tax	3.06(b)
Tax Return	3.06(b)

ARTICLE II

Purchase and Sale

SECTION 2.01    Purchase and Sale. On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Investor shall purchase and acquire from the Seller, and the Seller shall sell, assign and deliver to the Investor, 49% of the aggregate outstanding LLC Interests, and related rights in and to the LLC Agreement, for an aggregate purchase price of $4,000,000 (the “Purchase Price”). The purchase of such LLC Interests pursuant to this Section 2.01 is referred to as the “Purchase”.

SECTION 2.02    Closing. (a) The closing of the Purchase (the “Closing”) shall take place at the offices of Kirkland & Ellis LLP, 601 Lexington Avenue, New York, New York 10022, concurrently with, and contingent upon, the closing of the Transactions, or at such other place, time and date as shall be agreed between the Seller and the Investor. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”. The Closing shall be deemed to occur and be effective as of 12:01 a.m., New York City time, on the Closing Date.

(b) At the Closing, to effect the Purchase:

(i) the Investor shall pay to the Seller, by wire transfer to a bank account designated in writing by the Seller at least two Business Days prior to the Closing Date, in immediately available funds, the Purchase Price; and

(ii) the Seller shall deliver to the Investor an Assignment of LLC Interests, assigning to Investor LLC Interests representing a 49% interest in the Company.

ARTICLE III

Representations and Warranties of the Seller

The Seller represents and warrants to the Investor as of the date hereof and as of the Closing (except to the extent made only as of a specified date, in which case such representation and warranty is made as of such date) that:

SECTION 3.01    Organization; Standing. (a) The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the Republic of The Marshall Islands and has all requisite limited liability company power and authority necessary to carry on its business as it is now being conducted. The Company is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, qualification or good standing necessary except where the failure to be so licensed, qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. True and complete copies of the Company Organizational Documents (as amended to the date hereof) have been made available to the Investor.

(b) The Company has no, and since its formation has had no, material operations other than its ownership of equity interests in, and serving as the general partner of, the Limited Partnership. The Company does not own, and since its formation has not owned, any material assets, property or equity interests, other than its general partnership interests in the Limited Partnership and the incentive distribution rights described in the LP Agreement. The Company has no, and since its formation has had no, employees. The Company has no Indebtedness and no material liabilities of any nature (whether accrued, absolute, contingent or otherwise) except its obligations under the LP Agreement. The Company owns 100% of the general partnership interest in the Limited Partnership.

(c) The Seller is a corporation duly organized, validly existing and in good standing under the Laws of Bermuda and has all requisite corporate power and authority necessary to carry on its business as it is now being conducted.

SECTION 3.02    Capitalization. (a) All outstanding LLC Interests have been duly authorized and are validly issued, fully paid and nonassessable, except as such nonassessability may be affected by the LLC Agreement and except as such nonassessability may be affected by the Marshall Islands Limited Liability Company Act of 1996, as amended, and none of such securities are held by the Company in its treasury.

(b) Except as described in Section 3.02(a), as of the date hereof and as of the Closing Date, there were no (i) outstanding units of, or other equity or voting interests in, the Company, (ii) outstanding securities convertible into or exchangeable for units of, or other equity or voting interests in, the Company, (iii) outstanding options, warrants, unit appreciation rights, phantom units or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any LLC Interests of the Company, restricted units, performance units, rights or other commitments or agreements to acquire from the Company, or that obligate the Company to issue, any units of, or other equity or voting interests (or voting debt) in, or any securities convertible into or exchangeable for units of, or other equity or voting interests in, the Company, (iv) obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any units of, or other equity or voting interests in, the Company (the items in clauses (i), (ii), (iii) and (iv) being referred to collectively as “Company Securities”) or (v) other obligations by the Company to make any payments or provide any economic value based on the price or value of any Company Securities or dividends paid thereon. There are no outstanding agreements of any kind which obligate the Company to repurchase, redeem or otherwise acquire any Company Securities, or obligate the Company to grant, extend or enter into any such agreements relating to any Company Securities, including any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any Company Securities. The Company is not a party to any stockholders’ agreement, voting trust agreement, registration rights agreement or other similar agreement or understanding relating to any Company Securities or any other agreement relating to the disposition, voting or dividends with respect to any Company Securities. The LLC Interests have the terms and conditions and entitle the holders thereof to the rights set forth in the Company Organizational Documents, as amended from time to time. All outstanding Company Securities have been issued or granted, as applicable, in compliance in all material respects with all applicable securities Laws.

SECTION 3.03    Authority; Noncontravention; Voting Requirements. (a) The Seller has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by the Seller of this Agreement and the consummation by it of the Transactions, have been duly authorized by all necessary action on the part of the Seller, and no other corporate action on the part of the Seller, its board of directors or its equityholders is necessary to authorize the execution, delivery and performance by the Seller of this Agreement and the consummation by it of the Transactions. This Agreement has been duly executed and delivered by the Seller and, assuming due authorization, execution and delivery hereof and thereof by the Investor, this Agreement constitutes a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (collectively, with clause (i), the “Bankruptcy and Equity Exception”).

(b) Neither the execution and delivery of this Agreement by the Seller, nor the consummation by the Seller of the Transactions, nor performance or compliance by the Seller with any of the terms or provisions hereof, will (i) conflict with or violate any provision of (A) the Company Organizational Documents, (B) the certificate of incorporation, charter, bylaws or similar organizational documents of the Seller or (C) any similar organizational documents of any of the Seller’s Subsidiaries or (ii) assuming that the filings referred to in Section 3.04 are made, (x) violate or constitute a default (or constitute an event which, with notice or lapse of time or both, would constitute a violation or default) under any of the terms, conditions or provisions of any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, lease, sublease, license, contract or other agreement, arrangement or understanding (each, a “Contract”) to which the Seller is a party or accelerate any obligations or rights under or give a right of termination of (whether or not with notice, lapse of time or both) any such Contract, (y) violate any Law, judgment, writ or injunction of any Governmental Entity applicable to the Company or (z) result in the creation of any Lien on any properties or assets of the Seller , except, in the case of clause (i)(B) and clause (ii), as, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

(c) No vote, consent or approval of the equityholders of the Seller is required under applicable Law, the certificate of incorporation, charter, bylaws or similar organizational documents of the Seller or under any Contract between the Seller and any shareholder of the Seller, to authorize or approve this Agreement or the Transactions.

SECTION 3.04    Governmental Approvals. Except for filings required under, and compliance with other applicable requirements of, antitrust, competition or other similar Laws of those jurisdictions identified in Section 3.04 of the Company Disclosure Letter delivered in connection with the LP Investment Agreement (collectively, the “Foreign Antitrust Laws”), no consent or approval of, or filing, license, permit or authorization, declaration or registration with, any Governmental Entity are necessary for the execution and delivery of this Agreement by the Seller, the performance by the Seller of its obligations hereunder and thereunder and the consummation by the Seller of the Transactions.

SECTION 3.05    Legal Proceedings. Except as disclosed in the Filed SEC Documents (as defined in the LP Investment Agreement) as it relates to the Limited Partnership and its Subsidiaries, there is no (a) pending or, to the Knowledge of the Seller, threatened material legal or administrative proceeding, suit, arbitration, claim, charge, complaint, audit, dispute, investigation, inquiry, action, hearing, mediation (collectively, an “Action”) or, to the Knowledge of the Seller, investigation against the Company, or (b) outstanding order, judgment, injunction, ruling, writ or decree of any Governmental Entity imposed upon the Company, in each case, by or before any Governmental Entity. There are no Actions pending or, to the Knowledge of the Seller, threatened against or by the Seller that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

SECTION 3.06    Tax Matters.

(a) Except as otherwise provided in Section 5.06(b), the Company has never made an entity classification election for U.S. federal income tax purposes pursuant to Treasury Regulations Section 301.7701-3.

(b) The Company has prepared (or caused to be prepared) and timely filed or caused to be filed (taking into account valid extensions of time within which to file) all material Tax Returns required to be filed by any of them, and all such filed Tax Returns are true, complete and accurate in all material respects.

(c) All Taxes (other than de minimis Taxes) owed by the Company that are due (whether or not shown on any Tax Return) have been timely paid.

(d) For purposes of this Agreement: (x) “Tax” shall mean any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add on minimum, ad valorem, transfer or excise tax, or any other tax, or custom, duty, governmental fee or other like assessment or charge in the nature of a tax, including any interest or penalty, imposed by any Governmental Entity, and (y) “Tax Return” shall mean any return, declaration, report or similar statement filed or required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

SECTION 3.07    Sale of Securities. Assuming the accuracy of the representations and warranties set forth in Section 4.06, the offer and sale of the LLC Interests pursuant to this Agreement is exempt from the registration requirements and prospectus delivery requirements of the Securities Act and the blue sky laws of the various states. Without limiting the foregoing, neither the Seller nor, to the Knowledge of the Company, any other Person authorized by the Seller to act on its behalf, has engaged in a general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) of or to investors with respect to offers or sales of the LLC Interests, and neither the Seller nor, to the Knowledge of the Seller, any Person acting on its behalf has made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause the offering or issuance of the LLC Interests under this Agreement to be integrated with prior offerings by the Seller for purposes of the Securities Act that would result in none of Regulation D or any other applicable exemption from registration under the Securities Act to be available, nor will the Seller take any action or steps that would cause the offering or issuance of LLC Interests under this Agreement to be integrated with other offerings by the Seller.

SECTION 3.08    No Broker. Except as disclosed in Section 3.18 of the LP Investment Agreement, no agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker’s, finder’s, financial advisor’s or any other commission or similar fee, or the reimbursement of expenses in connection therewith, in connection with any of the transactions contemplated hereunder based upon arrangements made by, or on behalf of, the Seller, the Company or any of its Subsidiaries.

SECTION 3.09    Investment Company Act. The Company is not, and immediately after receipt of payment for the LLC Interests pursuant to this Agreement will not be an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

SECTION 3.10    No Rights Agreement. The Company is not party to a stockholder rights agreement, “poison pill” or similar antitakeover agreement or plan and no takeover statutes currently in effect in any jurisdiction in which the Company operates are applicable.

SECTION 3.11    No Other Investor Representations or Warranties. Except for the representations and warranties expressly set forth in Article IV hereof and such representations and warranties set forth in the other Transaction Documents, the Seller hereby acknowledges that neither the Investor nor any of its Affiliates, nor any other Person, has made or is making any other express or implied representation or warranty with respect to the Investor or any of its Affiliates, as applicable, or their respective businesses, operations, liabilities, condition (financial or otherwise) or prospects, including with respect to any information provided or made available to the Seller or any of its Representatives or any information developed by the Seller or any of its Representatives. The Seller, on behalf of itself and on behalf of its Subsidiaries and Affiliates, expressly waives any such claim relating to the foregoing matters, except with respect to Fraud.

ARTICLE IV

Representations and Warranties of the Investor

The Investor represents and warrants to the Seller:

SECTION 4.01    Organization and Authority. The Investor is duly organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the Laws of its jurisdiction of organization and has all requisite limited partnership power and authority to carry on its business as presently conducted.

SECTION 4.02    Authorization; Enforceability. The Investor has all requisite limited partnership power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery of this Agreement by the Investor and the consummation of the Transactions, and compliance with the provisions of this Agreement by the Investor have been duly authorized by all necessary limited partnership action on the part of the Investor. This Agreement has been duly executed and delivered by the Investor and, assuming the due authorization, execution and delivery hereof by the Seller, constitutes a legal, valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms, subject, as to enforceability, to the Bankruptcy and Equity Exception.

SECTION 4.03    No Conflict. The execution and delivery by the Investor of this Agreement does not, and the consummation of the Transactions and compliance with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any right or benefit on the part of any third party under, or result in the creation of any Lien upon any of the properties or assets of the Investor under (i) the organizational or governing documents of the Investor or (ii) assuming that the filings referred to in Section 4.04 are made, (A) any term, condition or provision of any Contract to which the Investor or any of its Affiliates is a party or by which any of its properties or assets are bound and that is material to the business of the Investor and its Affiliates, taken as a whole, (B) any Law that is material to the Investor and its Affiliates, taken as a whole, or (C) any Judgment, permit, concession, grant or franchise, in each case, applicable to the Investor or any of its Affiliates or any of its properties or assets, other than, in the case of clause (ii) above, any such conflicts, violations, breaches, defaults, rights, losses or Liens that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on the Investor’s ability to consummate the Transactions.

SECTION 4.04    Governmental Approvals. Except for filings required under, and compliance with other applicable requirements of antitrust, competition or other similar Laws of those jurisdictions identified in Section 3.04 of the Company Disclosure Letter delivered in connection with the LP Investment Agreement, no consent or approval of, or filing, license, permit or authorization, declaration or registration with, any Governmental Entity is necessary for the execution and delivery of this Agreement by the Investor, the performance by the Investor of its obligations hereunder and the consummation by the Investor of the Transactions, other than such other consents, approvals, filings, licenses, permits, authorizations, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, be material to the Investor’s ability to consummate the Transactions.

SECTION 4.05    No Broker. No agent, broker, investment banker, financial advisor or other firm or Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or any other commission or similar fee, or the reimbursement of expenses in connection therewith, in connection with any of the Transactions based upon arrangements made by or on behalf of the Investor or any of its Affiliates, except for Persons, if any, whose fees and expenses will be paid by the Investor or the Company as described in Section 5.09 of the LP Investment Agreement.

SECTION 4.06    Purchase for Investment. The Investor acknowledges that the LLC Interests to be purchased by the Investor pursuant to this Agreement will not have been registered under the Securities Act or under any state or other applicable securities laws. The Investor (a) acknowledges that it is acquiring such securities pursuant to an exemption from registration under the Securities Act solely for investment and for the Investor’s own account, not as nominee or agent, and with no present intention or view to distribute any of such securities to any Person in violation of the Securities Act, (b) will not sell or otherwise dispose of any of such securities, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable state securities laws, (c) is knowledgeable, sophisticated and experienced in financial and business matters, has previously invested in securities similar to such securities, fully understands the limitations on transfer and the restrictions on sales of such securities and is able to bear the economic risk of its investment and afford the complete loss of such investment, (d) (i) has such knowledge and experience in financial and business matters and in investments of this type, that it is capable of evaluating the merits and risks of its investment in such securities and of making an informed investment decision, (ii) has conducted an independent review and analysis of the business and affairs of the Company and its Subsidiaries that it considers sufficient and reasonable for purposes of making its investment in such securities and (iii) based thereon and on its own knowledge, has formed an independent judgment concerning the advisability of the Transactions and (e) is an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act).

SECTION 4.07    No Other Company Representations or Warranties. Except for the representations and warranties expressly set forth in Article III and such representations and warranties set forth in the other Transaction Documents, the Investor hereby acknowledges that neither the Seller, the Company nor any of its Subsidiaries, nor any other Person, has made or is making any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, including with respect to any information provided or made available to the Investor or any of its Representatives or any information developed by the Investor or any of its Representatives. The Investor, on behalf of itself and on behalf of its Affiliates, expressly waives any such claim relating to the foregoing matters, except with respect to Fraud.

ARTICLE V

Additional Agreements

SECTION 5.01    Conduct of the Business. (a) Except as otherwise contemplated by this Agreement or the other Transaction Documents or as required by applicable Law, from the date hereof to the Closing, unless the Investor otherwise consents thereto in writing, the Seller shall cause the Company not to (i) conduct any business or operations, acquire any assets, property or equity interests, incur any Indebtedness, enter into any Contracts or hire any employees, except for the continued ownership of the general partnership interest and the incentive distribution rights in the Limited Partnership or (ii) cause the Limited Partnership to breach or violate the LP Investment Agreement or the other Transaction Documents to which it is a party.

(b) Without limiting the generality of Section 5.01(a), except as otherwise expressly contemplated by this Agreement or the other Transaction Documents, from the date hereof to the Closing, unless the Investor otherwise consents thereto in writing (such consent not to be unreasonably withheld, delayed or conditioned), the Seller shall cause the Company not to, directly or indirectly:

(i) change any of the methods of accounting, accounting practices or policies in any material respect of the Company or any of its Subsidiaries, other than such changes as required by GAAP or a Governmental Entity;

(ii) except to the extent required by applicable Law, enter into, amend or modify any Contract;

(iii) make, change or revoke any material Tax election;

(iv) hire or offer employment to any Person, whether as an employee, consultant or contractor, or adopt any employee benefits plan or collective bargaining agreement;

(v) take any action for which consent would have been required pursuant to Section 3.1(h) of the Amended and Restated GP LLC Agreement had the Amended and Restated GP LLC Agreement been in effect as of the date hereof; or

(vi) agree, authorize, resolve or recommend, whether in writing or otherwise, to do, or take any action reasonably likely to lead to or result in, any of the foregoing.

SECTION 5.02    Public Announcements. The Seller and the Investor agree that the initial public announcement by the parties or any of their Affiliates of the execution and delivery of this Agreement and the transactions contemplated hereby shall be in such form or forms as shall be mutually agreed by the Limited Partnership and the Brookfield LP Investor. Subject to each party’s disclosure obligations imposed by Law or the rules of any stock exchange upon which its securities are listed or any similar organization (in which case the party required to make the communication, release or announcement shall allow the other party reasonable time to comment thereon in advance of such release or public disclosure), neither the Seller nor the Investor will make (a) any public news release or other public disclosure or (b) any other written widespread communication or general disclosure to any employees, suppliers, consultants, contractors or other persons with whom such party has material relationships, in each case with respect to the Transaction Documents or the transactions contemplated thereby, without receiving the other’s consent (which consent shall not be unreasonably withheld) to such communication or the communication plan with respect thereto. Notwithstanding the foregoing, the Investor and its Affiliates shall be entitled to communicate in the ordinary course and in a non-public manner with their respective investors and financing sources and the Related Investment Funds relating to the Transaction Documents and the transactions contemplated thereby, in each case subject to customary confidentiality obligations between the Investor and such other Persons.

SECTION 5.03    Access to Information; Confidentiality Agreement.

(a) Subject to applicable Law and any confidentiality arrangements in favor of any third party, the Seller shall, and shall cause the Company to, afford the Investor and its Representatives reasonable access upon reasonable advance request by the Investor and during normal business hours during the period prior to the earlier of the Closing and the termination of this Agreement to (i) all their respective properties, assets, books, records, agreements, permits, documents, information, officers and employees (in each case, excluding, without limiting the foregoing, information and materials protected by any attorney-client or other similar doctrine or privilege or by data privacy Laws) and (ii) such additional financial and operating data and other information regarding the Company (or copies thereof) as the Investor may from time to time reasonably request; provided that the Investor and its Representatives shall conduct any such activities in such a manner as not to interfere with or disrupt the business or operations of the Company and its Subsidiaries.

(b) The Investor shall hold, and shall direct its Subsidiaries and Affiliates and its and their Representatives to hold, any and all non-public information received from the Seller and Company and their Representatives confidential in accordance with the terms of the Confidentiality Agreement.

(c) The Seller hereby consents under the Confidentiality Agreement to all actions by the Investor and its Affiliates and its and their respective Representatives to the extent contemplated by the Transaction Documents. Notwithstanding anything else in the Confidentiality Agreement, this Agreement or in any other Transaction Document to the contrary, the Investor and its Affiliates are hereby permitted to disclose any Confidential Information (as defined in the Confidentiality Agreement) to any Representative or any Related Investment Fund, in each case, of the Investor and its Affiliates (it being understood that such Representatives and Related Investment Funds shall have been advised of the Confidentiality Agreement and shall have been instructed to comply with the provisions thereof applicable to Representatives) and such Persons shall be deemed to constitute approved Representatives under the Confidentiality Agreement, and the Investor and its Affiliates and its and their respective Representatives shall be permitted to have discussions and negotiations and enter into agreements, arrangements or understandings with any Related Investment Fund in connection with the Transaction Documents and the transactions contemplated thereby. The parties hereto agree that the Investor’s Affiliate party to the Confidentiality Agreement is an express third party beneficiary of this Section 5.03(c). The Confidentiality Agreement shall terminate and be of no further force or effect from and following the Closing.

SECTION 5.04    Reasonable Best Efforts. Subject to the terms and conditions set forth in this Agreement, and except as set forth on Section 5.05(a) of the Company Disclosure Letter delivered in connection with the LP Investment Agreement, each of the Seller and the Investor shall, and shall cause its Affiliates to, use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to ensure that the conditions set forth in Article VI are satisfied, and to consummate the Transactions as promptly as practicable, including, subject to Section 5.05(d), using reasonable best efforts to (x) contest (i) any Action brought, or threatened to be brought, by any Governmental Entity seeking to enjoin, restrain, prevent, prohibit or make illegal the consummation of any of the Transactions or to impose any terms or conditions in connection with the Transactions and (ii) any Judgment that enjoins, restrains, prevents, prohibits or makes illegal the consummation of any of the Transactions or imposes any terms or conditions in connection with the Transactions, (y) obtain the termination or expiration of any applicable waiting period and/or any approval, consent or authorization necessary under any applicable Foreign Antitrust Laws for the consummation of the Transactions and (z) obtain the consents set forth on Section 6.03(l) of the Company Disclosure Letter delivered in connection with the LP Investment Agreement. Each party hereto shall execute and deliver after the Closing such further certificates, agreements and other documents and take such other actions as the other party or parties may reasonably request to consummate or implement the Transactions or to evidence such events or matters. Notwithstanding anythign else in this Agreement, this

Section 5.04 solely with respect to (a) the immediately preceding sentence and (b) Section 6.03(l)(E) (Post Closing Consents) of the Company Disclosure Letter delivered in connection with the LP Investment Agreement shall survive the Closing of the Transactions.

SECTION 5.05    Filings; Consents. (a) Without limiting the generality of Section 5.04, upon the terms and subject to the conditions of this Agreement (including subject to the limitations set forth in Section 5.05(d)) and in accordance with applicable Law, each of the Seller and the Investor shall, and shall cause its Affiliates to, use reasonable best efforts to as promptly as practicable (i) obtain any consents, approvals or other authorizations, and make any filings and notifications, required in connection with the Transactions, except as set forth on Section 5.05(a) of the Company Disclosure Letter delivered in connection with the LP Investment Agreement, and (ii) make any other submissions either required or reasonably deemed appropriate by the Company or the Investor in connection with the Transactions under the Securities Act, the Exchange Act, Foreign Antitrust Laws, the rules and regulations of the NYSE and any other applicable Law. The Seller and the Investor shall, and shall cause their respective Affiliates to, cooperate and consult with each other in connection with the making of all such filings and notifications, including by providing copies of all relevant documents (except to the extent containing confidential information of such Person) to the non-filing party and its Representatives before filing (subject to the limitations set forth in Section 5.05(d)).

(b) Without limiting the generality of Section 5.04 and Section 5.05(a), the Seller and the Investor shall as promptly as practicable file with the appropriate Governmental Entity any notifications required under the Foreign Antitrust Laws in connection with the Transactions. The Seller and Investor shall use their respective reasonable best efforts to provide as promptly as practicable any supplemental information requested by any such Governmental Entity pursuant to such Foreign Antitrust Laws. Each of the Seller and the Investor shall, and shall cause its Affiliates to, furnish to the other party such necessary information and reasonable assistance as the other party may request in connection with its preparation of any filing that is necessary under any Foreign Antitrust Laws. The Seller shall be responsible for 100% of the filing fee payable under any Foreign Antitrust Laws.

(c) Each of the Seller and the Investor shall, and shall cause its Affiliates to, keep the other party apprised of the status of any communications by such party or any of its Affiliates with, and any inquiries or requests for additional information from, any Governmental entity with respect to the Transactions and shall comply as promptly as practicable with any such inquiry or request and provide any supplemental information requested in connection with the filings made hereunder pursuant to any Foreign Antitrust Laws. No party hereto or any of their respective Affiliates shall participate in any substantive meeting or engage in any material substantive conversation with any Governmental Entity with respect to the Transactions without giving the other party prior notice of the meeting or conversation.

(d) Notwithstanding the foregoing or anything in this Agreement to the contrary, neither the Investor or any of its Affiliates nor the Seller or any of its Affiliates are obligated to, in connection with obtaining consents from Governmental Entities, obtaining the expiration or termination of any applicable waiting period under any Foreign Antitrust Laws or contesting, resolving, avoiding or seeking to overturn any Action or Judgment brought by a Governmental Entity, (i) sell or otherwise dispose of, or hold separate and agree to sell or otherwise dispose of, assets, categories of assets or businesses of the Investor, the Seller or its Subsidiaries, or their Affiliates, or otherwise take or commit to take any action that could reasonably limit the Investor’s, the Seller’s or any of its Subsidiaries’, or their Affiliates’ freedom of action with respect to, or their ability to retain, one or more businesses, product lines or assets, (ii) terminate, modify or extend any existing relationships and contractual rights and obligations, (iii) establish or create any relationships and contractual rights and obligations, (iv) terminate any relevant venture or other arrangement, or (v) effectuate any other change or restructuring of the Seller or its Subsidiaries or Affiliates (and, in each case, to enter into agreements or stipulate to the entry of an order, decree or ruling or file appropriate applications with the United States Federal Trade Commission, the United States Department of Justice or any other Governmental Entity).

SECTION 5.06    Tax Matters.

(a) The parties agree that the acquisition of interests in the Company will be treated for Tax purposes as provided in Revenue Ruling 99-5 as the sale by the Company to the Investor of an undivided interest in each of the assets of the Company followed by the contribution of such deemed-purchased interest in the assets by Investor to the Company, and a contemporaneous contribution by the Seller of its retained interest in such assets, to the Company. Notwithstanding anything else in this Agreement, this Section 5.06 shall suvive the Closing of the Transactions.

(b) The Seller has caused, or shall cause within 15 days of the Closing, the Company to file a United States Internal Revenue Service Form 8832 to elect to be treated as “disregarded as an entity separate from its owner” (within the meaning of Section 301.7701-3(b)(2)(i)(C) of the United States Department of Treasury regulations), which election shall be effective no later than the day prior to the Closing.

SECTION 5.07    Anti-takeover Laws. From the date hereof until Closing or earlier termination of this Agreement, the Seller shall use its reasonable best efforts to cause the Transactions not to have the effect of causing any relevant corporate takeover statute or other similar statute or Laws to be applicable to the Transactions.

SECTION 5.08    Notification of Certain Matters. Notwithstanding anything else herein to the contrary, the Seller and the Investor shall give prompt written notice to the other of (a) any notice or other communication from any Person alleging that any consent, waiver or approval from, or notification requirement to, such Person is or may be required in connection with the Transactions, (b) all effects, changes, events and occurrences arising subsequent to the date of this Agreement which could reasonably be expected to result in any breach of a representation or warranty or covenant of the Seller in this Agreement that would, if occurring or continuing on the Closing Date, cause any of the conditions set forth in Article VI not to be satisfied, (c) any effect, change, event or occurrence that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect and (d) any Transaction Litigation and any updates to the status thereof. The Seller and its Subsidiaries shall give the Investor an opportunity to discuss with the Seller and its Representatives any Transaction Litigation (subject to the entry into any joint defense or similar agreement and otherwise subject to the protection of any attorney-client or other similar doctrine or privilege) and the Seller and its Representatives shall consider the Investor’s recommendations with respect thereto in good faith. For the avoidance of doubt, no updated information provided in accordance with this Section 5.08 shall be deemed to cure any breach of any representation, warranty or covenant made in this Agreement, or be deemed to update the Company Disclosure Letter delivered in connection with the LP Investment Agreement or affect any rights under this Agreement or the Related Agreements.

ARTICLE VI

Conditions to Closing

SECTION 6.01    Conditions to the Obligations of the Seller and the Investor. The respective obligations of each of the Seller and the Investor to effect the Closing are subject to the satisfaction or (to the extent permitted by Law) waiver by each of the Seller and the Investor on or prior to the Closing Date of the following conditions:

(a) no Governmental Entity shall have issued any order, decree or ruling, no Action has been commenced seeking any order, decree or ruling and no Law shall be in effect, enjoining, restraining or otherwise prohibiting any of the Transactions, which in each of the cases referred to has not been terminated or withdrawn;

(b) the applicable waiting period, if any, under, or required approvals pursuant to, any applicable Foreign Antitrust Laws delivered in connection with the LP Investment Agreement of any jurisdiction listed in Section 3.04 of the Company Disclosure Letter applicable to the consummation of the Transactions shall have expired or otherwise been terminated and any required clearances, consents, approvals and waivers under any Foreign Antitrust Laws of any jurisdiction listed in Section 3.04 of the Company Disclosure Letter delivered in connection with the LP Investment Agreement applicable to the consummation of the Transactions shall have been obtained; and

(c) the Closing (as defined in the LP Investment Agreement) shall have been consummated substantially concurrently with the Closing.

SECTION 6.02    Conditions to the Obligations of the Seller. The obligations of the Seller to effect the Closing is further subject to the satisfaction or (to the extent permitted by Law) waiver by the Seller on or prior to the Closing Date of the following conditions:

(a) all representations and warranties of the Investor set forth in this Agreement shall be true and correct (without giving effect to any limitation or qualification as to “materiality” or “material adverse effect” set forth in such representations and warranties) in all material respects at and as of the Closing Date, with the same force and effect as if made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on such earlier date);

(b) the Investor shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing; and

(c) the Limited Partnership and the Investor shall have duly executed and delivered to Parent each of the Registration Rights Agreement (as defined in the LP Investment Agreement) and the Warrant Agreement (as defined in the LP Investment Agreement).

SECTION 6.03    Conditions to the Obligations of the Investor. The obligations of the Investor to effect the Closing are further subject to the satisfaction or (to the extent permitted by Law) waiver by the Investor on or prior to the Closing Date of the following conditions:

(a) (i) the representations and warranties of the Seller set forth in Article III hereof (other than the Fundamental Representations) shall be true and correct (without giving effect to any limitation or qualification as to “materiality” or “Material Adverse Effect” set forth in such representations and warranties) as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent that any such representation or warranty speaks to an earlier date, in which case such representation or warranty shall so be true and correct as of such earlier date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a Material Adverse Effect, and (ii) the Fundamental Representations shall be true and correct (without giving effect to any limitation or qualification as to “materiality” or “Material Adverse Effect” set forth in such representations and warranties) in all material respects at and as of the Closing Date, with the same force and effect as if made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date); provided, that the representations and warranties of the Seller set forth in the first sentence of Section 3.01(a) (Organization; Standing), Section 3.02 (Capitalization) and Section 3.03(c) (Authority) shall be true and correct (without giving effect to any limitation or qualification as to “materiality” or “Material Adverse Effect” set forth in such representations and warranties) in all but de minimis respects as of the date of this

Agreement and as of the applicable Closing Date as though made on and as of such date (except to the extent that any such representation or warranty speaks to an earlier date, in which case such representation or warranty shall so be true and correct as of such earlier date); and

(b) the Seller shall have performed in all material respects (other than pursuant to the next paragraph) all of its obligations hereunder required to be performed by it at or prior to the Closing.

SECTION 6.04    Frustration of Closing Conditions. The Seller may not rely on the failure of any condition set forth in Section 6.01 or Section 6.02 to be satisfied if its failure to perform in all material respects any of its obligations under this Agreement, to act in good faith or to use, in accordance with the terms of this Agreement, its required efforts to cause the Closing to occur shall have been a principal cause of the failure of such condition. The Investor may not rely on the failure of any condition set forth in Section 6.01 or Section 6.03 to be satisfied if the failure of the Investor to perform in all material respects any of its obligations under this Agreement, to act in good faith or to use, in accordance with the terms of this Agreement, its required efforts to cause the Closing to occur shall have been a principal cause of the failure of such condition.

ARTICLE VII

Termination; Survival

SECTION 7.01    Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a) by mutual written consent of the Seller and the Investor;

(b) by the Seller or the Investor if:

(i) the LP Investment Agreement terminates prior to the consummation of the Purchase; or

(ii) any Governmental Entity issues an order, decree or ruling or has taken any other action permanently enjoining, restraining or otherwise prohibiting any of the Transactions and such order, decree, ruling or other action shall have become final and nonappealable;

provided, however, that the right to terminate this Agreement pursuant to Section 7.01(b) shall not be available to any party to this Agreement whose breach of any of its representations, warranties, covenants or agreements contained in this Agreement shall have been the principal cause of, or shall have resulted in, the failure of any such condition.

SECTION 7.02    Effects of Termination. In the event of the termination of this Agreement as provided for in Section 7.01, this Agreement shall forthwith become wholly void and of no further force and effect without any liability or obligation on the part of the Seller, or the Investor, except that the Confidentiality Agreement and the provisions of this Section 7.02 and Article VIII (other than Section 8.04) shall survive any termination of this Agreement; provided that neither the termination of this Agreement nor any other provision of this Agreement shall relieve any party hereto from any liability for any action by such party, or decision not to act by such party which action or decision such party knew or should have been expected to know would reasonably be expected to result in a material breach of this Agreement.

SECTION 7.03    Survival. All of the covenants or other agreements of the parties contained in this Agreement and representations and warranties made herein shall not survive following the Closing; provided that the Fundamental Representations and covenants that expressly relate to the period following Closing (“Surviving Covenants”) shall survive following the Closing until the expiration of the statute of limitations with respect thereto taking into account any extensions thereof; provided further that Actions in respect of Fraud shall survive the Closing indefinitely; provided further that nothing herein shall relieve any party following the Closing of liability for any breach of the Fundamental Representations or Surviving Covenants to the extent that any good faith allegation of such breach is made in writing prior to such expiration by a Person entitled to make such claim pursuant to the terms and conditions of this Agreement; and provided further that all Fundamental Representations and Surviving Covenants shall survive the Closing until the resolution of a pending claim in the event a claim surrounding such representation or covenant has been brought before the expiry thereto. For the avoidance of doubt, claims may be made following the Closing with respect to the breach of Fundamental Representations or Surviving Covenants until the applicable survival period therefor as described above expires.

SECTION 7.04    Limitation on Damages. Notwithstanding any other provision of this Agreement, except in the case of Fraud, no party shall have any liability to the other in excess of the Purchase Price, and no party shall be liable for any speculative or punitive damages (unless awarded to a third party) with respect to this Agreement.

SECTION 7.05    Non-Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto, including entities that become parties hereto after the date hereof or that agree in writing for the benefit of the Seller to be bound by the terms of this Agreement applicable to the Seller, and, subject only to the specific contractual provisions hereof, no former, current or future equityholders, controlling persons, directors, officers, employees, agents or Affiliates of any party hereto or any former, current or future equityholder, controlling person, director, officer, employee, general or limited partner, member, manager, advisor, agent or Affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any representations made or alleged to be made in connection herewith. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

ARTICLE VIII

Miscellaneous

SECTION 8.01    Notices. All notices, requests, permissions, waivers or other communications required or permitted to be given under this Agreement shall be in writing and shall be delivered by hand or sent by facsimile or email or sent, postage prepaid, by registered, certified or express mail or overnight courier service and shall be deemed given when so delivered by hand, by facsimile (which is confirmed), by email (which is confirmed) or if mailed, three days after mailing (one Business Day in the case of express mail or overnight courier service) to the parties at the following addresses or facsimiles or emails (or at such other address or facsimile or email for a party as shall be specified by like notice):

(a) If to the Seller:

Teekay Holdings Limited

4th Floor, Belvedere Building

69 Pitts Bay Road

Hamilton HM 08, Bermuda

Attention:         Corporate Secretary

Facsimile:         (441) 292-3931

Email:               Edie.Robinson@teekay.com

with a copy to (which copy alone shall not constitute notice):

Perkins Coie LLP

1120 N.W. Couch Street, 10th Floor

Portland, Oregon 97209-4128

Attention:         David Matheson

                           Gina Eiben

Facsimile:        (503) 346-2008

Email:               dmatheson@perkinscoie.com

                           geiben@perkinscoie.com

(b) If to the Investor:

Brookfield TK TOGP L.P.

c/o Brookfield Capital Partners (Bermuda) Ltd.

73 Front Street, 5th Floor

Hamilton HM 12, Bermuda

Attention:          Manager - Corporate Services

Facsimile:         (441) 296-4475

Email:               Jane.Sheere@brookfield.com

with a copy to (which copy alone shall not constitute notice):

Brookfield TK TOGP L.P.

c/o Brookfield Capital Partners Ltd.

Brookfield Place, Suite 300

181 Bay Street

Toronto, Ontario, M5J 2T3

Attention:          Ryan Szainwald, Senior Vice President

Facsimile:         (416) 369-2301

Email:               Ryan.Szainwald@brookfield.com

with a copy to (which copy alone shall not constitute notice):

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention:         Joshua N. Korff, Esq.

                          Elazar Guttman, Esq.

                          Ross M. Leff, Esq.

Facsimile:        (212) 446-4900

Email:              JKorff@kirkland.com

                         Elazar.Guttman@kirkland.com

                         Ross.Leff@kirkland.com

SECTION 8.02    Amendments, Waivers, etc. This Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed by the party against whom such amendment or waiver shall be enforced. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, shall not constitute a waiver by such party of its right to exercise any such other right, power or remedy or to demand such compliance.

SECTION 8.03    Counterparts and Facsimile. This Agreement may be executed in two or more identical counterparts (including by facsimile or electronic transmission), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered (by facsimile, electronic transmission or otherwise) to the other parties.

SECTION 8.04    Further Assurances. Each party hereto shall execute and deliver after the Closing such further certificates, agreements and other documents and take such other actions as any other party hereto may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and to consummate or implement the Transactions.

SECTION 8.05    Governing Law; Specific Enforcement; Submission to Jurisdiction; Waiver of Jury Trial. (a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed entirely within such state, without regard to the conflicts of law principles of such state.

(b) The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of competent jurisdiction, in each case without proof of damages or otherwise (and each party hereto hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties hereto agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy.

(c) Each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of the Supreme Court of the State of New York, New York County, and the United States District Court for the Southern District of New York, for the purposes of any Action or other proceeding arising out of this Agreement and the rights and obligations arising hereunder, and irrevocably and unconditionally waives any objection to the laying of venue of any such Action or proceeding in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action or proceeding has been brought in an inconvenient forum. Each party hereto agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth in Section 8.01 shall be effective service of process for any such Action or proceeding.

(d) EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, CLAIM OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED,

EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, CLAIM OR OTHER PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.05(d).

SECTION 8.06    Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “date hereof” shall refer to the date of this Agreement. The word “or” shall not be exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and shall not simply mean “if”. The words “made available to the Investor” and words of similar import refer to documents (a) posted to the Data Room by or on behalf of the Company on or prior to the date two Business Days prior to the date hereof and included on a CD that is provided to the Investor promptly after the date hereof or (b) delivered in person or electronically to the Investor prior to the date hereof. All references to “$” mean the lawful currency of the United States of America. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Except as specifically stated herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Except as otherwise specified herein, references to a Person are also to its successors and permitted assigns. Each of the parties hereto has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

SECTION 8.07    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced because of any Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the greatest extent possible.

SECTION 8.08    No Third-Party Beneficiaries. Except as provided in Section 7.05 or Section 5.03(c), this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing expressed or referred to in this Agreement will be construed to give any Person, other than the parties to this Agreement and such permitted assigns, any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, whether as third party beneficiary or otherwise.

SECTION 8.09    Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties, except that the Investor may assign its rights under this Agreement and the Related Agreements, in whole or in part, to any of its Affiliates without the prior written consent of the Seller; provided, that, the Investor will remain liable for all of its obligations under this Agreement.

SECTION 8.10    Entire Agreement. This Agreement, together with the other Transaction Documents, constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, between the parties, with respect to the subject matter hereof and thereof.

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IN WITNESS WHEREOF, the parties hereto have executed this Purchase Agreement as of the day and year first above written.

TEEKAY HOLDINGS LIMITED

By	/s/ Edith Robinson

Name: Edith Robinson
Title: President

[Signature Page to GP Purchase Agreement]

BROOKFIELD TK TOGP L.P., BY ITS GENERAL PARTNER, BROOKFIELD CAPITAL PARTNERS (BERMUDA) LTD.

By	/s/ Gregory E A Morrison

Name: Gregory E A Morrison
Title: Director

[Signature Page to GP Purchase Agreement]